EXHIBIT 10.5

ADOBE SYSTEMS INCORPORATED
FISCAL YEAR 2015 EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE AND ELIGIBILITY

Purpose
As part of its total compensation program, Adobe Systems Incorporated (“Adobe” or the “Company”) has designed an annual cash-based incentive plan for its 2015 fiscal year (the “Performance Period”) for certain executive officers. This Fiscal Year 2015 Executive Annual Incentive Plan (“AIP”) is designed to drive revenue growth, encourage accountability, drive execution of short-term priorities tied to long-term strategy and annual operating plan objectives, and recognize and reward executives upon the achievement of our objectives. This AIP operates under, and is subject to the terms of, the Adobe Systems Incorporated Executive Cash Performance Bonus Plan (the “Master Bonus Plan”) that was approved by Adobe’s Executive Compensation Committee (the “Committee”) in January 2011 and by Adobe’s stockholders in April 2011. Capitalized terms not defined herein have the meanings set forth in the Master Bonus Plan.

Eligibility
Eligible participants in this AIP include executive officers of the Company1 who (i) are specifically designated by the Committee, (ii) are employed (full time or part time) during the Performance Period, (iii) are at least Senior Vice President level and (iv) are regular employees of Adobe at the end of the Performance Period (the “Participants”). Participation in the AIP is at the discretion of the Committee, in consultation with Company management.
Employment Status
If an executive officer is hired after the beginning of the Performance Period and the Committee determines that such executive officer should be eligible to participate in the AIP, the Participant’s Target Award (as defined below) will be calculated by reference to actual salary earned during the Performance Period. Unless the Committee explicitly determines otherwise in a manner that complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) (in which case such determination shall govern), if a Participant’s salary and/or AIP annual bonus target percentage changes during the Performance Period, the Participant’s Target Award will be prorated as follows: the Target Award will be based on the number of business days in the Performance Period with the former AIP annual bonus target percentage and earned salary and the number of business days in the Performance Period with the new AIP annual bonus target percentage and earned salary. If a Participant’s employment terminates before the date the Actual Award (as defined below) is paid, the Participant will not be eligible for a bonus payment, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual retention agreement with the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an AIP bonus payment. If a Participant is on a leave of absence for a portion of the Performance Period, the Participant will be eligible for a bonus under the AIP calculated by reference to the actual salary earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave via insurance).

1An executive officer is an employee designated by the Company’s Board of Directors as an officer for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended.

Employees Covered by Internal Revenue Code Section 162(m)
Notwithstanding the foregoing eligibility provisions, to the extent the Committee determines it to be necessary or desirable to achieve full deductibility of bonus compensation awarded under the AIP, the Committee, in its sole discretion, (i) may exclude from participation under the AIP those individuals who are or who may likely be “covered employees” under Section 162(m) whose employment in an eligible position commenced after the Committee established the Threshold Goal (as defined below), which generally will be a date not later than the 90th day of the Performance Period and (ii) may take other actions as necessary to ensure deductibility of the compensation paid under the AIP.
HOW THE AIP WORKS
Summary
Subject to the terms of this AIP, provided that the Company achieves a revenue-based Threshold Goal for the Performance Period, each Participant will be credited with (subject to the employment requirements set forth herein) a cash bonus payment equal to 200% of his or her Target Award (as defined below) and in no event greater than $5 million, subject to reduction pursuant to the metrics set forth in this AIP. Such potentially reduced amount is the Participant’s Actual Award and will be determined by multiplying the Participant’s Target Award by a Corporate Result (comprised of two elements as set forth below and in the aggregate determining 75% of the Actual Award) and by an Individual Goals Result (as defined below and determining 25% of the Actual Award).

The Actual Award is comprised of:

Financial Performance (4/5 of Corporate Result)	+	Customer Advocacy (1/5 of Corporate Result)	+	Individual Goal (25%)

Corporate Result (75%) **

** Components of the Corporate Result are defined further below.

Part 1: Determination of Target Award

The “Target Award” equals the product of the annual bonus target percentage (as designated by the Committee) and the actual base salary earned by the Participant during the Performance Period. For example, a Senior Vice President whose annual bonus target percentage is 75% and whose actual earned annual base salary is $500,000 has a Target Award of $375,000 ($500,000 x 75%). The Target Award is the amount that would be earned and payable under the AIP upon achievement at the 100% level of both the Corporate Result and the Individual Goals Result (provided the Threshold Goal is attained and employment requirements are satisfied).
The maximum bonus a Participant may earn for the Performance Period is the lesser of: (i) 200% of his or her Target Award (regardless of the level of achievement of the Corporate Result and the Individual Goals Result) and (ii) $5 million (the “Maximum Award”).

Part 2: Achievement of Threshold Goal

In order for any Participant to earn any bonus under this AIP, Adobe must first achieve a “Threshold Goal” of at least 85% of its annual revenue target for the 2015 fiscal year, determined in accordance with Generally Accepted Accounting Principles, as set forth in the annual operating plan for the 2015 fiscal year approved by Adobe’s Board of Directors at the beginning of the fiscal year (the “Operating Plan”), disregarding the effects of any material acquisitions not incorporated into the Operating Plan. For purposes of clarification, if a material acquisition is incorporated into the Operating Plan, the Threshold Goal will not be decreased.

If the Company achieves the Threshold Goal, the AIP will be funded at 200% of the Target Award for all Participants, and each Participant will be credited with his or her Maximum Award, and the Maximum Award will then be subject to the metrics below to determine the Actual Award, which may result in a downward adjustment of the Maximum Award. If the Company does not achieve the Threshold Goal, the AIP will not be funded and Participants will earn no bonus under the AIP. The Company is under no obligation to pay out the entire funded or credited amount to Participants.

Part 3: Determination of Actual Award

The Committee will determine the actual award earned and payable to that Participant (the “Actual Award”) by reducing the Maximum Award based on (i) achievement of certain Company objectives, as reflected by the calculation of the Corporate Result, and (ii) achievement of individual performance objectives selected for each Participant, as described below.

Step 1: Calculate Corporate Result

The “Corporate Result” (expressed as a percentage) is the weighted average of two elements (with the weighting as shown in the formula below): (1) Financial Performance; and (2) the Customary Advocacy Result.

Corporate Result % =
[(Financial Performance % * 4) + (Customer Advocacy Result % * 1)] / 5 **

** The aggregate Corporate Result is subject to adjustment up or down by 20 percentage points as set forth in Step 1D below (combined percentage subject to a maximum of 200%).

Step 1A: Determine Financial Performance. The Company’s financial performance for the Performance Period (“Financial Performance”) is determined by a metric comprised of both (1) net new annualized recurring revenue in Digital Media and (2) net bookings for the Adobe Marketing Cloud, in both cases as set forth in the Operating Plan. The level of achievement against the Financial Performance metric will result in the Financial Performance achievement percentage, which determines the Financial Performance payout percentage as set forth on the matrix attached as Exhibit A. The Financial Performance payout percentage is then factored into the calculation of the overall Corporate Result, as described above. In determining the achievement of the Financial Performance metric, the Committee will disregard the effects of any material acquisitions not incorporated into the Operating Plan; however, the Committee may adjust the Financial Performance metric (either upward or downward) to include the effects of a material acquisition if Adobe’s Board of Directors determines that such corporate transaction is material to the Company and results in a modification to the Operating Plan.

Step 1B: Determine Customer Advocacy Result. The “Customer Advocacy Result” is determined by the Committee, in its sole discretion, based on quantitative and qualitative analysis of the Company’s improvement of the customer experience by achievement of customer advocacy objectives. If the Financial Performance payout percentage is at or below 100%, then the maximum percentage of the Customer Advocacy Result permitted will be 100%. If the Financial Performance payout percentage is above 100%, then the maximum percentage of the Customer Advocacy Result permitted will be equal to the Financial Performance payout percentage, up to a maximum of 200%.

Step 1C: Calculate Corporate Result. Following the determination of Financial Performance and the Customer Advocacy Result, calculate the Corporate Result using formula set forth above.

Step 1D: Optional Discretionary Adjustment. The Committee, in its sole discretion, may add to or subtract from the Corporate Result up to 20 percentage points based on the Committee’s assessment of the Company’s qualitative performance for the Performance Period; provided, however, that the maximum Corporate Result may not exceed 200%.

Step 2: Calculate Individual Goals Result

At the outset of the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own goals), sets individual performance goals for each Participant. Following the Performance Period, the Committee, in consultation with the CEO (other than with respect to his own performance) assesses each Participant’s achievement of these goals (expressed as a percentage) (the “Individual Goals Result”).

A Participant’s Individual Goals Result may range from 0% to 200%.
Step 3: Calculate Actual Award
Each Participant’s Actual Award is determined using the following formula based on the achievement determinations described in the above steps.
Actual Award ($) =
[(Corporate Result % * 75%) + (Individual Goals Result % * 25%)] x Target Award ($)

GENERAL

Administration
Actual Awards earned are paid on an annual basis approximately 45-60 days after the end of the Performance Period, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned, or (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements. All terms and conditions of the AIP are subject to compliance with applicable law. Pursuant to Section 8(a) of the Master Bonus Plan, notwithstanding any contrary provision of the Master Bonus Plan or this AIP, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable in accordance with the provisions set forth above.
Recoupment
Any amounts paid under the AIP will be subject to recoupment in accordance with any clawback policy that Adobe is required to adopt pursuant to the listing standards of any national securities exchange or association on which Adobe’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Adobe.

Exhibit A

FY15 Annual Incentive Plan –Financial Performance Achievement & Payout Scale

Financial Performance Achievement % (rounded)	% Payout
Below 90%	0%
90%	25%
91%	60%
92%	70%
93%	80%
94%	90%
95%	100%
96%	102%
97%	104%
98%	106%
99%	108%
100%	110%
101%	112%
102%	115%
103%	120%
104%	130%
105%	150%
106%	175%
107%	190%
108%	200%
Above 108%	200%

NOTE: The performance achievement percentage will be rounded to the nearest whole number.